EXHIBIT 2(k)(3)


                           ADMINISTRATION AGREEMENT

     ADMINISTRATION AGREEMENT, made as of the 14th day of December, 1993, amended March 1, 1996, between Royce Micro-Cap Trust, Inc. (formerly Royce OTC Micro-Cap Fund, Inc.) a Maryland corporation (the "Fund"), and Mitchell Hutchins Asset Management Inc., a Delaware corporation (the "Administrator").

                            W I T N E S S E T H :
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     WHEREAS, the  Fund is  a diversified,  closed-end management  investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund has retained Quest Advisory Corp. to serve as investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

     2. Subject to the supervision of the Board of Directors and officers of the Fund, the Administrator shall provide the following services to the
Fund:

          (a) Prepare all reports required to be filed by the Fund with the S.E.C. on Form N-SAR, or such other form as the S.E.C. may substitute for Form N-SAR;

          (b) Provide to the Fund's independent accountants such information as is necessary for such accountants to prepare and file the Fund's Federal, state, and local tax returns, and review such returns after they are prepared;

          (c) Assist in preparing financial information relating to the Fund for the Fund's periodic reports to stockholders.

          (d) Assist in monitoring compliance of the Fund's operations in accordance with its investment policies and limitations as stated in the Fund's prospectus, as amended from time to time.

          (e) Review the calculation of the Fund's net asset value in accordance with the Fund's registration statement under the 1940 Act and the 1933 Act, by the Fund's accounting agent (which may or may not be the same party as the Fund's custodian or on affiliate of the Fund's custodian), and in monitoring the performance or such agent in making the Fund's net asset value available for public dissemination;

          (f)  Assist in establishing the accounting policies of the Fund;

          (g) Assist the Fund in determining the amount of dividends or other distributions available to be paid by the Fund to its stockholders;

     All services are to be furnished through the medium of any directors, officers or employees of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

     Each party shall bear all its own expenses incurred in connection with this Agreement.

      3. The Fund will pay the Administrator an annual fee, payable monthly, of $50,000 plus 0.05% on the first $125 million of the Fund's average daily net assets and 0.03% of the Fund's average daily net assets exceeding $125 million based on the net asset value of the Fund's shares on the last day of each week and on which the New York Stock Exchange is open for business. Average net assets shall be calculated for this purpose without regard to the liquidation value of any outstanding shares of preferred stock of the Fund.

      4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

      5. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, cost and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect to any liability to the Fund or its security holders to which the Administrator would otherwise be subject by reason of the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or by reason of its reckless disregard of its duties and obligations under this Agreement.

     6. This Agreement shall become effective as of the date on which the Fund's Registration Statement on Form N-2 shall be declared effective by the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto.

      7. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

      8. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within two business days (or such other time as may be mutually agreed upon) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

      9.  This Agreement may be amended by mutual written consent.

     10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 1285 Avenue of the Americas, New York, New York, 10019, Attention: Director of Mutual Funds, or (2) to the Fund at 1414 Avenue of the Americas, New York, New York, 10019, Attention: Charles M. Royce, President.

     11. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Mitchell Hutchins Asset Management Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

     12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   Royce Micro-Cap Trust, Inc.
ATTEST:

                                   BY:
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                                       Name:
                                       Title:


ATTEST:                            MITCHELL HUTCHINS ASSET
                                   MANAGEMENT INC.

                                   BY:
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                                      Name:
                                      Title: